EXHIBIT 24.1

ATTORNEY CERTIFICATION

I the undersigned, Gabriel Tribaldos, Attorney, hereby certify as follows:

1.	Yessina A. Agudo and Ruth Giannina de Sanchez, who signed the attached report, are authorized to sign on behalf of Gesafi Real Estate S.A.

2.	The above composition of signatures is binding on Gesafi Real Estate S.A. in respect of the attached report.

3.	The above authorized signatories signed this document before me and were identified by me in person according to an identity card.

4.	The resolution concerning Gesafi Real Estate S.A.'s authorized signatories was duly adopted, in accordance with Gesafi Real Estate S.A.'s incorporation documents.

November 1, 2012 Date	/s/ Gabriel Tribaldos Gabriel Tribaldos, Adv. Lic. No. 7192